UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2013

SCIENTIFIC LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-24547 (Commission File No.)	94-3234458 (IRS Employer Identification No.)

300 Frank Ogawa Plaza, Suite 600

Oakland, CA  94612

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (510) 444-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On November 5, 2013, the Management of Scientific Learning Corporation committed to a plan to discontinue the Company’s development operations in China.  The effected plan will include a reduction in the Company’s workforce intended to improve the efficiency of its development operations, better align its costs and organization structure with the current economic environment and improve its profitability.  The Company notified the employees affected by the workforce reduction on November 5, 2013.  The Company expects to complete the exit plan by June 30, 2014.  The Company estimates that the costs incurred in connection with the exit activity will be approximately $200,000 to $250,000, which consists of estimated severance costs, contract termination costs and legal fees expected to be expensed in the fourth quarter of 2013.  Substantially all of that charge will result in cash expenditures.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to the safe harbor created by the federal securities laws.  Such statements include, among others, statements relating to the expected costs associated with discontinuing the Company’s development operations in China and the timing of such cessation of operations.  Such statements are subject to substantial risks and uncertainties.  Actual events or results may differ materially as a result of many factors, including but not limited to employee response to the workforce reduction; governmental response to the cessation of operations in China, and other risks detailed in the Company's other SEC reports, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (Part I, Item 1A, Risk Factors), filed April 1, 2013 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (Part II, Item 1A, Risk Factors), filed May 14, 2013, and June 30, 2013 (Part II, Item 1A, Risk Factors), filed August 13, 2013.  The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Scientific Learning Corporation

Date:  November 12, 2013

By: /s/ Christopher J. Brookhart

Title: Senior  Vice President and General Counsel